Exhibit (p)(3)
FIRST DOMINION CAPITAL CORP.
CODE OF ETHICS
(as amended and restated May 21, 2007)
I.	Introduction

This Code of Ethics has been adopted by First Dominion Capital Corp. (“FDCC”) in compliance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a mutual fund client of FDCC (“Client”) may abuse their duties to that Client, and to deal with other types of conflict-of-interest situations to which the Rule is addressed.

The Rule makes it unlawful for certain persons who have affiliations with FDCC to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by a Client. This Code of Ethics is intended to establish policies and procedures designed to ensure that persons subject to this Code of Ethics and the Rule do not use any information concerning the investments or investment intentions of a Client, or his or her ability to influence such investment-related information, for personal gain or in a manner detrimental to the interests of FDCC and such Client.

II.	Principles

This Code of Ethics acknowledges the general principles that FDCC personnel:
(A)	have the duty at all times to place the interests of any Client first;

(B)	must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility; and

(C)	should not take inappropriate advantage of their positions in relation to any Client.
III.	Definitions (as used herein)

“Access Person” means:

(1) Any director, officer, partner, or employee of FDCC who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Client, or whose functions relate to Client recommendations with respect to such purchases or sales, and (2) any natural person in a control relationship with FDCC who obtains information concerning recommendations made by a Client with regard to the purchase or sale of securities by such Client, and (3) FDCC employees who have access to nonpublic information regarding the securities that a Client purchases or sells, or that it holds in its portfolio.
“Beneficial Interest” means:
any interest by which an Access Person or any member of his or her immediate family (i.e., relative by blood or marriage) living in the same household, can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, except such interests as a Clearing Officer shall determine to be too remote for the purpose of this Code of Ethics. A transaction in which an Access Person acquires or disposes of a security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a “personal securities” transaction or as a transaction for the person’s “own account.”
At the written request of a person subject to this Code of Ethics, a Clearing Officer, in their sole discretion or with the advice of counsel, may from time to time issue written interpretations as to whether an Access Person has a “Beneficial Interest” in a security or a transaction, and whether a transaction is or would be considered to be a “personal securities” transaction or a transaction “for the person’s own” account for purposes of the reporting requirements under this Code. Any such written interpretations shall be included in an appendix attached to and incorporated by reference into this Code of Ethics, and may be relied upon solely by the person seeking such interpretations.
“Clearing Officer” means any individual designated by FDCC (listed in Exhibit A), who are not:
(1)	parties to the transaction;

(2)	related by blood or marriage to a party to the transaction; and

(3)	interested in or affiliated persons of the issuer of the securities at issue.
“Covered Security” means:
all stock, debt obligations and other instruments, including any warrant or option to acquire or sell a security, and financial futures contracts, except that it does not include:
(1)	Direct obligations of the Government of the United States;

(2)	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and

(3)	Shares issued by open-end mutual funds other than shares issued by a Client.

References to a “Security” in this Code of Ethics shall include open-end exchange-traded funds and exchange-traded funds that are organized as unit investment trusts.

“Fund” means an investment company registered under the Act, and includes any Client.

IV.	General Prohibitions

The specific provisions and reporting requirements of the Rule and this Code of Ethics are concerned primarily with those investment activities of Access Persons who have associations with a Client or Fund and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Client or Fund.

The Rule makes it “unlawful” to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by a Client. Accordingly, under the Rule and this Code of Ethics, no Access Person shall use any information concerning the investments or investment intentions of a Client, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Client.

In addition, no Access Person shall, directly or indirectly in connection with the purchase or sale of a “security held or to be acquired” by a Client:
(i)	employ any device, scheme or artifice to defraud a Client; or

(ii)	make to a Client or to FDCC any untrue statement of material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(iv)	engage in any manipulative practice with respect to a Client.
V.	Prohibited Transactions and Other Matters

A. No Access Person may purchase or sell any Security in which he or she has or thereby acquires Beneficial Ownership with actual knowledge that, at the same time, such security is “being considered for purchase or sale” by a Client or that such security is the subject of an outstanding purchase or sale order on behalf of a Client.

B. Gifts

An Access Person may not accept any gift or other thing with a value of more than $100 from any person or entity that does business with or on behalf of FDCC, a Client and/or the Client’s Adviser(s) (including, but not limited to, broker-dealers that trade or make markets in portfolio securities bought and sold by or on behalf of a Client and/or a Client’s Adviser(s); FDCC’s or a Client’s auditor; or FDCC’s or a Client’s printer).

C. Service as a Director to Other Public Companies

An Access Person may not serve on the board of directors of any publicly traded company without the prior written consent of a Clearing Officer. Authorization will be based upon a determination that the board service would be consistent with the best interests of Clients. This restriction does not apply to service on the board of any not-for-profit corporation or organization. An Access Person must disclose any directorships of private or public companies to a Clearing Officer.

VI.	Exempt Transactions

Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:
(A)	Transactions in securities issued by the Government of the United States;

(B)	Transactions in shares of open-ended investment companies (other than a Fund and any open-end exchange-traded funds and exchange-traded funds that are organized as unit investment trusts, which are all subject to this Code of Ethics);

(C)	Transactions involving bank certificates of deposit;

(D)	Purchases, sales or other acquisitions or dispositions of Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party);

(E)	Purchases, sales or other acquisitions or dispositions of securities which are not eligible for purchase or sale by any Client;

(F)	Involuntary purchases or sales;

(G)	Purchases which are part of an automatic dividend reinvestment plan; and

(H)	Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights;

VII.	Reporting of Securities Transactions
A.	Reporting Requirements of Access Persons
(1)	Reports Required: Unless specifically excepted by other provisions of this Code of Ethics, every Access Person must provide to the Administrator of this Code of Ethics the following reports:
(a)	Initial Holdings Reports— Not later than ten (10) days after a person becomes an Access Person, such person shall complete, sign and deliver to the Administrator of this Code of Ethics an Initial Holdings Report, a form of which is attached to this Code of Ethics as Schedule A, containing information which must be current as of a date not more than forty-five (45) days prior to the date the person became an Access Person. In this form, an Access Person must disclose all Covered Securities in which the Access Person has a direct or indirect beneficial ownership interest.

(b)	Quarterly Transaction Reports — Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report (“Quarterly Transaction Report”), a form of which is attached to this Code of Ethics as Schedule B, to the Administrator of this Code of Ethics, which:
(1)	With respect to any transaction during the previous calendar quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership, contains the following information:
(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.
(2)	With respect to any account established by the Access Person in which any securities were held during the previous quarter for the direct or indirect benefit or the Access Person, contains the following information:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.
(c)	Annual Holding Reports — Within thirty (30) days after the end of each calendar year, each Access Person shall make a written report, a form of which is attached to this Code of Ethics as Schedule C (“Annual Holdings Report”), to the Administrator of this Code of Ethics, which:
(1)	Sets forth the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	Sets forth the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

(3)	Contains the date that the report is submitted by the Access Person; and

(4)	States that the information contained in the Annual Holdings Report is current as of a date not greater than forty-five (45) days prior to the date the report is submitted.
(d)	Annual Certification — Each Access Person must complete and certify annually within thirty (30) days after the end of each 4th calendar quarter that he or she has (i) read and understands the Code and that he or she is subject to the Code, (ii) complied with the requirements of the Code and (iii) disclosed all personal securities transactions and holdings required to be disclosed or reported pursuant to the Code. A copy of this Annual Certification is attached hereto as Schedule D.
B.	Exemptions from Reporting
(1)	A person need not make an Initial or Annual Holdings Report with respect to transactions or holdings effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report if the Report would duplicate information contained in broker trade confirmations or account statements received by the Administrator with respect to the Access Person for the applicable quarterly reporting period, but only if such broker trade confirmations or account statements contain ALL of the information required to be reported in the Quarterly Transaction Reports. An Access Person is required to have their brokers supply duplicate copies of their transaction confirmations and brokerage account statements directly to the Administrator of this Code of Ethics.
	C.	Responsibility to Report

FDCC will identify all Access Persons who are subject to the above-referenced reporting requirements, and will periodically notify those Access Persons of their reporting obligation (as is required by the corresponding reporting timeframe of the various reports). Any effort by FDCC to facilitate the reporting process does not change or alter the responsibility of the Access Person to provide accurate and timely information.

	D.	Where to File Report

All reports must be filed with the Administrator of this Code of Ethics.

VIII.		Confidentiality of Client Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course of a Client’s business, all information concerning Securities “being considered for purchase or sale” by a Client shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy to the Board of Directors of a Client or any committee appointed by the Board to deal with such information.

IX.		Sanctions

Access Persons must promptly report any actual or suspected violations of this Code of Ethics to the Administrator of the Code of Ethics. Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by FDCC as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics, which may include suspension or termination of employment, a letter of censure and/or disgorgement of an amount equal to the difference between the price paid or received by the Client and the more advantageous price paid or received by the offending person.

X.		Administration and Construction
(A)	The administration of this Code of Ethics shall be the responsibility of the “Administrator” of this Code of Ethics. The Administrator may designate a “Responsible Person” to perform the duties required of the Administrator under this Code.

(B)	The duties of such Administrator shall include:
(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment;

(2)	Providing each Access Person a copy of this Code of Ethics and informing them of their duties and obligations there under, and assuring that employees who are not Access Persons are familiar with applicable requirements of this Code of Ethics;

(3)	Supervising the implementation of this Code of Ethics and the enforcement of the terms hereof;

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

(5)	Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by a Client;

(6)	Determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code of Ethics;

(7)	Issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation of this Code of Ethics which may appear consistent with the objectives of the Rule and of this Code of Ethics;

(8)	Conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code of Ethics to the Board of Directors of a Client or any Committee appointed by them to deal with such information;

(9)	Upon request, submitting a quarterly report to Clients containing a description of any violation and the sanction imposed; transactions which suggest a possibility of a violation, and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics; and

(10)	Upon request, submitting an annual certification to Clients that FDCC has adopted procedures reasonably designed to prevent its Access Persons from violating this Code of Ethics.

XI.	Required Records

The Administrator shall maintain or cause to be maintained in an easily accessible place, the following records:
(A)	A copy of this and any other Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years;

(B)	A record of any violation of such Codes of Ethics and of any action taken as a result of such violation;

(C)	A copy of each report made by the Administrator within two (2) years from the end of the fiscal year of FDCC in which such report and interpretation is made or issued and for an additional three (3) years in a place which need not be easily accessible;

(D)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics; and

(E)	A copy of all Initial Holdings Reports, Quarterly Transactions Reports, and Annual Holdings Reports submitted within the last five (5) years, the first two (2) years in an easily accessible place.
XII.	Amendments and Modifications

Clients and Access Persons shall be promptly notified in writing of any material amendments or modifications to this Code of Ethics.

Schedule A
Initial Reporting Form-Page 1
Employee                                                                                                            (PRINT NAME)
Information submitted current as of                                                              (PRINT DATE)
In accordance with the Code of Ethics of First Dominion Capital Corp., please provide a list of all securities in which you have a pecuniary interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Ticker or
		Type	CUSIP
Number		(e.g., equity;	(if
of Shares	Security Name	fixed income)	applicable)	Principal Amount

Use additional sheets as necessary.

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Initial Reporting Form-Page 2
In accordance with the Code of Ethics of First Dominion Capital Corp., please provide a list of all securities accounts in which you have a pecuniary interest.

Name of Broker,		Account	Date of Account
Dealer or Bank	Account Title	Number	Establishment

I certify that this form fully discloses all of the securities and account in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: ________________
Date of Review: ______________
Exception(s) Noted: ___ No ___Yes
If Yes, Describe: ______________

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Schedule B
QUARTERLY TRANSACTION REPORTING FORM
ACCESS PERSON:
          FOR QUARTER ENDED

Ticker
		Type (e.g.,	or
		equity;	CUSIP			Interest
Number		fixed	(if	Principal	Buy (acquire)/	rate/			Broker, Dealer
of Shares	Security Name	income)	app.)	Amount	Sell (dispose)	maturity	Price	Date	or Bank

DELIVER TO THE FUND’S OR ADVISER’S CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH
CALENDAR QUARTER. USE ADDITIONAL SHEETS IF NECESSARY.
Have you opened an account with a broker-dealer during the current quarter ended                     .       Yes       No
If yes, please provide name of broker-dealer, and account type in the lines below:

Employee Name — Please Print

Employee Signature	Date
Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Schedule C
Annual Reporting Form-Page 1
Employee                                                                                       (PRINT NAME)
Information submitted current as of                                          (PRINT DATE)
In accordance with the Code of Ethics of First Dominion Capital Corp, please provide a list of all securities in which you have a pecuniary interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Ticker or
		Type	CUSIP
Number		(e.g., equity;	(if
of Shares	Security Name	fixed income)	applicable)	Principal Amount

Use additional sheets as necessary.

3

Annual Reporting Form-Page 2
In accordance with the Code of Ethics of First Dominion Capital Corp, please provide a list of all securities accounts in which you have a pecuniary interest.

Name of Broker,		Account	Date of Account
Dealer or Bank	Account Title	Number	Establishment

I certify that this form fully discloses all of the securities and accounts in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by: ________________
Date of Review: ______________
Exception(s) Noted: ___ No ___Yes
If Yes, Describe: ______________

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Schedule D
Annual Code of Ethics Acknowledgement
As a member of the Fund Personnel of First Dominion Capital Corp, I certify that:
•	I have received a Copy of the Code of Ethics of First Dominion Capital Corp

•	I have read and understand the Code of Ethics and recognize that it applies to me and agree to comply in all respects with the procedures described therein.

•	I have complied in all respects with the requirements of the Code of Ethics during the last twelve months.

•	I have reported all personal securities accounts, holdings and transactions that are required to be disclosed or reported pursuant to the Code of Ethics.

•	I have immediately notified the Chief Compliance Officer of the Fund of any personal conflict of interest relationship involving the Fund.
Employee                                                              (PRINT NAME)
Signature
Date

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